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News Release

For Release:	FOR IMMEDIATE RELEASE

Contact:	Investors and Analysts:	Kelley MacDonald	Media:	Hannah Grove	Arlene Roberts
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State Street Provides Update on U.S. Client Integration of Global Securities Services
Business Acquired from Deutsche Bank

Company Also Announces Expanded Presence in New York City

            Boston, Mass. – August 25, 2003 -- State Street Corporation (NYSE: STT), the world's leading specialist in meeting the needs of institutional investors, announced today its progress in transitioning U.S.-based clients following its acquisition of Deutsche Bank’s global securities services businesses (GSS). Clients who have recently transitioned to State Street include Anheuser-Busch, Army & Air Force Exchange Service, Frank Russell, Burlington Northern Santa Fe Railroad, Catholic Healthcare West, Johns Hopkins University, Kaiser Permanente, Lamb-Weston, PacifiCorp, Teledesic, LLC, The Brookings Institution and Welch Foods.

    State Street also announced that it has secured a lease for 80,000 square feet of office space at 2 World Financial Center in lower Manhattan, which it will occupy beginning in January 2004. As the company announced in its integration blueprint in February 2003, it will consolidate existing GSS offices into these new premises as well as house client service and relationship management teams from its securities finance, wealth management services, global markets and institutional investor services divisions. In total, over 300 State Street employees will operate out of the New York facility.

    Ronald E. Logue, State Street’s president and chief operating officer, said, “We continue to make excellent progress against our goal of retaining 90% of the client revenue associated with the GSS business. Nowhere is this more evident than in the United States where our significant leadership in investor services, our commitment to the business, the ease with which the former GSS clients have transitioned to State Street, and the economies of scale we have achieved have all contributed to making the acquisition a great success.”

    State Street anticipates that the full GSS integration will be completed on schedule by the middle of 2004. To date, State Street has completed over 375 client conversions with over 300 more scheduled to take place over the next two months. With clients in the United States nearing the end of their decision process regarding transition to State Street, as of August 25th, only 6.7% of the client revenue has been awarded to other providers – an increase of about 1.5% since July and within the company’s range of expectation. State Street has also secured over $60 million in annualized “out of scope revenues” in addition to its mandate to provide investment services to Deutsche Asset Management for over $350 billion in assets.

    Based on the first five months’ operating results through June 30, 2003, excluding “out-of-scope” revenue and expenses, State Street believes it will meet its previously-disclosed expectation that the acquisition will be dilutive to operating earnings per share by approximately $0.01 to $0.03 in 2003. The merger and restructuring costs associated with the acquisition in 2003 are expected to be $90-110 million on a pre-tax basis.

    Logue continued, “We’re also very pleased to announce our expanded presence in New York, a global financial center. We continue to win significant new mandates from pension funds, foundations and endowments, and these new offices will help us continue our tradition of serving our clients close to their base of operations. It also underscores our continuing success in growing our wealth manager services business as well as our outstanding leadership in securities lending and research and trading.”

    State Street Corporation (NYSE: STT) is the world's leading specialist in providing sophisticated global investors with investment servicing, investment management, research & analytics and trading services. With $8.5 trillion in assets under custody and $901 billion in assets under management, State Street operates in 23 countries and over 100 markets worldwide. For more information, visit State Street's web site at www.statestreet.com

    This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street’s business mix, the dynamics of markets State Street serves, and State Street’s success at integrating and converting acquisitions into its business. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street's 2002 annual report and subsequent SEC filings. State Street encourages investors to read the corporation's annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, August 25, 2003, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

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